Exhibit 21

Subsidiaries of the Registrant

GigOptix LLC, an Idaho limited liability company

GigOptix-Helix AG, a Swiss corporation

GigOptix GmbH, a German corporation

Lumera Corporation, a Delaware corporation

ChipX, Incorporated, a Delaware corporation

GigOptix (Israel) Ltd., an Israel corporation

Endwave Corporation, a Delaware corporation

BrPhotonics Produtos Optoeletrônicos LTDA., a business limited liability company organized in Brazil

GigOptix Japan GK, a Japan corporation

GigOptix-Terasquare-Korea (GTK) Co., Ltd., a Korea corporation